Exhibit 99.1

WILSHIRE BANCORP, INC.
CONTACT:
Alex Ko, EVP & CFO, (213) 427-6560	NEWS RELEASE
www.wilshirebank.com

Wilshire Bancorp Announces Purchase of Certain Assets and the Partial Assumption of Operations of Bank of Manhattan’s Mortgage Lending Division

LOS ANGELES (February 9, 2015) — Wilshire Bancorp, Inc. (NASDAQ: WIBC), the parent company of Wilshire Bank, announced today the signing of an asset purchase agreement in which Wilshire will acquire certain assets and assume certain operations of Bank of Manhattan’s Mortgage Lending Division.  First formed in 2010, the Mortgage Lending Division has primarily offered conforming, super-conforming and jumbo residential mortgage products, and has originated over $3.0 billion in residential loans since 2012.

Wilshire Bancorp is acquiring and will operate on an ongoing basis a scaled down model of Bank of Manhattan’s current mortgage lending operations:

•                              Wilshire will continue to conduct mortgage lending operations at certain existing loan production offices while others will be consolidated into existing Wilshire premises.

•                              Wilshire plans to retain the high performing employees consisting of selected loan officers and operations personnel.

•                              Significant cost savings have been identified which will increase the combined mortgage operations efficiency

Consummation of the transaction is subject to the satisfaction of general closing conditions. The transaction is expected to close on February 27, 2015.

The anticipated financial impact of the transaction for the first year of operations subsequent to the transaction includes the following:

•                              Wilshire expects the acquired mortgage lending division to originate approximately $550 million in residential mortgage loans.

•                              The loans originated after the acquisition are expected to contribute approximately $1.0 million in net interest income and $15.0 million in gain on sale and other income.

•                              The addition of the two locations, retained employees, and other costs are expected to add approximately $13.0 million to Wilshire’s non-interest expense.

•                              The transaction is expected to be immediately accretive to earnings per share and generate net income before tax of approximately $3.0 million.

•                              Minimal capital outlay and acquisition-related costs.

Anticipated strategic benefits from the transaction include:

•                              Substantially increasing Wilshire’s residential mortgage origination platform;

•                              Increasing the non-interest income component of Wilshire’s revenue mix;

•                              Further diversifying Wilshire’s loan portfolio and helping to reduce the concentration of commercial real estate loans;

•                              Incremental loan production opportunities will be added by expanding the mortgage lending division’s production from Southern California to other Wilshire Bank markets in Texas and New York/New Jersey;  and

•                              Increasing the Company’s exposure to non-ethnic markets and generating cross-selling opportunities for deposit products in markets.

“The addition of the Mortgage Lending Division operations is a significant step in the continued growth of our franchise,” said Jae Whan Yoo, President and Chief Executive Officer of Wilshire Bancorp.  “We believe the Mortgage Lending Division can steadily grow to the point of originating more than $1 billion in loans annually and will position Wilshire Bancorp as the leading mortgage lender in the Korean-American banking industry.  With our existing residential mortgage unit, we believe we are well suited to efficiently integrate the personnel and locations we will be adding from Bank of Manhattan and capture the synergies that will make this transaction accretive to our earnings in 2015.  We believe this transaction will provide another catalyst for growing Wilshire Bancorp in the future, while also creating a more diversified business model.”

ABOUT WILSHIRE BANCORP

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire Bank, which operates 33 branch offices in California, Texas, New Jersey and New York, and 4 loan production offices in Atlanta, GA, Aurora, CO, Newark, CA, and Federal Way, WA, and is an SBA preferred lender nationwide. Wilshire Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles metropolitan area.  For more information, please go to www.wilshirebank.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Undue reliance should not be placed on forward-looking statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and our other reports filed with or furnished to the Securities and Exchange Commission.  Specific factors that could cause future results to differ materially from historical performance and these forward-looking statements include, but are not limited to: 18i) the risk that a condition to closing of the transaction may not be satisfied; (ii) the timing to consummate the proposed transaction; (iii) the risk that the businesses will not be integrated successfully; (iv) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; (v) disruption from the transaction making it more difficult to maintain relationships with customers, employees or vendors; (vi) the diversion of management time on transaction-related issues; (vii) general worldwide economic conditions. and related uncertainties; (viii) the effect of changes in governmental regulations; (ix) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or to otherwise perform as agreed; (x) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (xi) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (xii) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (xiii) transaction risk arising from problems with service or product delivery; (xiv) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (xv) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (xvi) reputation risk that adversely affects earnings or capital arising from negative public opinion; (xvii) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (xviii) economic downturn risk resulting in deterioration in the credit markets; (xix) greater than expected noninterest expenses; (xx) excessive loan losses; and (xxi) other factors we discuss or refer to in the “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release, expect as required by applicable law. Additional information on these and other factors that could affect financial results are included in the reports of Wilshire Bancorp filed with or furnished to the Securities and Exchange Commission.

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